Exhibit 10.1

TELEPHONE AND DATA SYSTEMS, INC. (TDS)

2013 OFFICER BONUS PROGRAM

This bonus program covers all TDS officers other than the President and CEO of TDS and the Chairman Emeritus of TDS.  Payments under this program to the TDS Telecom President and CEO and the below listed executive officers require specific approval of the TDS Compensation Committee.  Bonuses for other officers covered by this program who report directly to an executive officer require the approval of the President and CEO of TDS.  This program does not apply to any officer of a TDS subsidiary other than the President and CEO of TDS Telecom.

TDS EXECUTIVE OFFICER PARTICIPANTS:

EVP and CFO

SVP Technology, Services and Strategy

SVP Finance and Treasurer

SVP and Controller

SVP and CIO

SVP Acquisitions and Corporate Development

VP Human Resources

The TDS Telecom President and CEO (Dave Wittwer) will have the same company and individual performance weightings as the TDS executive officers.  However, this officer’s company performance bonus opportunity will be based on TDS Telecom’s approved 2013 Bonus Plan, which will be aligned with the metrics in this program, but may contain additional performance measures.

COMPANY PERFORMANCE COMPONENT:

Weighting:   60%

Performance Measures:

Adjusted Consolidated Operating Revenues:  Revenue generation is the primary driver to long-term growth in profitability so it aligns with TDS’ strategic financial objectives.  This is the amount from the Consolidated Statement of Operations, adjusted to exclude equipment revenue of U.S. Cellular.  This adjustment is viewed by TDS as appropriate for many strategic reasons, and to improve transparency with investors.  For these same reasons, equipment revenue is not part of U.S. Cellular’s Bonus Plan. This adjusted metric does include all TDS Telecom and HMS equipment revenue, reflecting the growing importance of equipment sales at our HMS businesses.

Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):  This profit metric will be calculated from the Consolidated Operating statement, and differs from similar metrics such as OIBDA and Operating Cash Flow as it includes the results of our investments in other markets and of our investment of our cash balances.  Consolidated EBITDA is the most inclusive measure of all enterprise earnings, and hence is viewed by TDS as a good proxy for profitability.

Consolidated Capital Spending:  This capital efficiency metric is produced by TDS internal systems, and is the subject of annual guidance.  It measures the enterprise’s efficient management of its investments in plant, property and equipment, which currently represent almost $1 billion in annual expenditures.

Bonus Ranges As A Percent Of Target:

The bonus ranges were set to reinforce the Company’s pay for performance culture.  Minimum performance levels for each component need to be achieved before any bonus is earned.  The narrow ranges result in substantial reductions in bonuses when targets are not achieved, and greater rewards for above target performance.

PERFORMANCE MEASURE	MINIMUM	MAXIMUM
Adjusted Consolidated Operating Revenues	90%	110%
Consolidated EBITDA	85%	115%
Consolidated Capital Spending	105%	90%

Bonus Payouts As A Percent Of Target At Minimum And Maximum Performance Levels:

PERFORMANCE MEASURE	MINIMUM	TARGET	MAXIMUM
Adjusted Consolidated Operating Revenues	50%	100%	200%
Consolidated EBITDA	50%	100%	200%
Consolidated Capital Spending	50%	100%	200%

Bonus payouts between the minimum and target and between target and maximum performance levels will be computed by interpolation.

Any bonus for performance below the minimum percentage will be at the discretion of the Compensation Committee.

Weighting Of Performance Measures:

PERFORMANCE MEASURE	WEIGHTING
Adjusted Consolidated Operating Revenues	40%
Consolidated EBITDA	35%
Consolidated Capital Spending	25%
100%

THE PERFORMANCE TARGETS:

They will be set by the Compensation Committee each year based on the plans and objectives of the business.

The Compensation Committee shall determine whether and how to adjust performance targets to reflect any acquisitions, divestitures or major strategic shifts at the time such actions are approved by the Board of Directors.  They will take into consideration the recommendations of management.

INDIVIDUAL PERFORMANCE COMPONENT:

Weighting:   40%

Segment Weighting:

Key Objectives:                             50%

Overall Performance:                  50%

100%

Level of Performance and Percent Payout of Target:

PERFORMANCE	% PAYOUT OF TARGET
Far exceeds target performance: Performance greatly exceeded that which was planned and expected.	150% - 200%
Significantly exceeds target performance: Performance substantially exceeded that which was planned and expected.	120% - 150%
Somewhat exceeds/fully meets/almost fully meets target performance: Performance was close to that which was planned and expected.	80% - 120%
Partially meets target performance: Given the conditions that prevailed, performance was sufficient to merit a partial bonus.	Up to 80%
Well below target performance: Given the conditions that prevailed, performance was not sufficient to merit any bonus.	0%

Key Objectives:

With regard to this bonus opportunity, the TDS President and CEO will, with input from the executive officer, assign the executive officer 2 to 5 major initiatives to be carried out during the year, and decide how each will be weighted.

With the approval of the TDS President and CEO, an executive officer’s objectives and weightings may be revised during the performance year if important new initiatives arise.  Performance on each selected objective will be based on the TDS President and CEO’s assessment of the results the executive/his team achieved in meeting the assigned objectives.

Overall Performance:

Each officer’s overall performance for the year will be assessed by the TDS President and CEO based on his effectiveness/success with regard to:

Carrying out his ongoing responsibilities and key initiatives during the performance year (other than his above discussed key objectives).

Recommending/making decisions; taking actions; and providing support, assistance and counsel to the business units.

Providing support, assistance and counsel to corporate senior leaders and management.

In making these assessments, the TDS President and CEO will take into consideration:

His evaluation of the officer’s performance in the above areas.

The annual written performance feedback he receives on the executive officer from his peers.

The every-other-year written performance input he receives from the executive officer’s direct reports and other key associates.

The executive officer’s report on his activities/accomplishments for the performance year.

Such other creditable input as he may receive during the year about an officer’s performance.

DETERMINATION OF BONUS AWARDS:

Once the Company performance bonus percentage is known, in mid-February of the following year, the TDS President and CEO will recommend to the Compensation Committee for each participating executive officer:

His company performance bonus.  This will be the amount calculated in accordance with the terms of this program (unless the TDS President and CEO feels that there is a compelling rationale to recommend an adjustment to this amount, which he would provide to the Committee).

His recommended individual performance bonus, and his total recommended bonus.

The Compensation Committee will review these proposed bonus awards and either approve them as submitted or revise some or all of them, as they deem appropriate.  Once the Committee and TDS President and CEO finalize the officers’ bonus awards, they may be paid.

Approved bonus awards shall be paid during the period commencing on the January 1st immediately following the performance year and ending on March 15th immediately following the performance year.  Notwithstanding the foregoing, in the event that payment by such March 15th is administratively impracticable and such impracticability was unforeseeable, payment will be made as soon as administratively practicable after such March 15th, but in no event later than December 31st following the performance year.  Payment will be made in the form of a lump sum.

Notwithstanding any provision of this bonus program to the contrary, a participating officer does not have a legally binding right to a bonus unless and until the bonus amount, if any, is paid and no bonus shall be paid unless the officer remains employed through the actual bonus payout date unless otherwise approved at the discretion of the Compensation Committee or President and CEO of TDS, as applicable.

REVISIONS TO THE OFFICER BONUS PROGRAM:

The TDS Officer Bonus Program may be revised or discontinued at any time and for any reason.  If and when either the Compensation Committee and/or management determines that the TDS Officer Bonus Program should be revised, the parties will discuss the proposed change(s) and the rationale for them, following which the Committee will determine what, if any, changes will be made.

BONUS CLAWBACK:

Any bonus paid pursuant to this program is subject to recovery by TDS or any other action pursuant to any clawback or recoupment policy which TDS may adopt from time to time, including without limitation any such policy which TDS may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.